Contact: Julia McCartney, 714.667.8252, ext. 230

julia.mccartney@grubb-ellis.com

Grubb & Ellis Healthcare REIT Acquires
Medical Portfolio 3 in Indianapolis

SANTA ANA, Calif. (July 1, 2008) – Grubb & Ellis Healthcare REIT, Inc. today announced the acquisition of Medical Portfolio 3, a collection of 13 healthcare-related properties comprising 20 buildings, located throughout Indianapolis.

Medical Portfolio 3 consists of approximately 689,000 square feet of gross leaseable area. The portfolio is 91 percent leased, and is primarily anchored by Clarian Health Partners, which has occupancy in nine of the 13 properties for an approximate gross leaseable area of 325,000 square feet.

Clarian Health, one of the largest healthcare providers in Indiana, is a consolidated healthcare organization that is comprised of Methodist Hospital, Indiana University Hospital and Riley Hospital for Children. The nine properties leased to Clarian Health represent the company’s “Beltway Strategy,” an initiative to provide a network of state-of-the-art medical facilities and services to the community in convenient locations off or near the Indianapolis beltway, Interstate 465, delivering quality care and convenience to the communities near retail, residential and commercial areas in the entire eight-county region. Most of these medical properties are anchored by outpatient centers with substantial ancillary programs such as ambulatory surgery centers, imaging centers and primary care practices.

“Clarian Health adds to the attractiveness of this acquisition because they are a high quality credit tenant that provides stability to the rent roll,” said Danny Prosky, Executive Vice President of Acquisitions for Grubb & Ellis Healthcare REIT. “This portfolio is not only located in a thriving metropolitan area, but enjoys strong occupancy as well, making this acquisition an outstanding one for the Grubb & Ellis Healthcare REIT portfolio.”

Medical Portfolio 3 was acquired from HCP, Inc (NYSE: HCP). Financing for this acquisition was primarily provided by Fifth Third Bank, and through utilization of the Grubb & Ellis Healthcare REIT line of credit.

As of June 20, 2008, Grubb & Ellis Healthcare REIT has sold approximately 37.4 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $374 million through its initial public offering, which began in the third quarter of 2006.

Grubb & Ellis Healthcare REIT offers a monthly distribution of 7.25 percent per annum and, as of June 27, 2008, has made 34 geographically diverse acquisitions for a total of 100 buildings valued at approximately $706 million, based on purchase price.

About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Healthcare REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges; public non-traded real estate investment trusts (REITs) and real estate investment funds. As of March 31, 2008, more than $3.4 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 218 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the importance that the property adds to the Grubb & Ellis Healthcare REIT portfolio. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties regarding changes in the healthcare industry; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the local economy and demand for healthcare related services in the greater Indianapolis, Indiana area; the strengths and financial condition of Clarian Health Partners; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.